EXHIBIT 99.2

On April 29, 2015, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

This is conference # 24263269. Welcome to inTEST Corporation's 2015 First Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct the question-and-answer session. At that time, if you have a question, you will need to press star one on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST's Investor Relations consultant.

Laura Guerrant-Oiye:

Thank you, Susan, and thank you for joining us for inTEST's 2015 first quarter financial results conference call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products segment.

Mr. Regan will review inTEST's detailed financial results, and Mr. Matthiessen will briefly review highlights from the first quarter, as well as current business trends. Mr. Regan will then discuss guidance for the second quarter of 2015 and we'll then have time for any questions. If you have not yet received a copy of today's release, a copy may be obtained on inTEST's website, www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predictive or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time-to-time in the company's SEC filings, including but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Hugh Regan. Please go ahead Hugh.

Hugh Regan, Jr.:

Thank you, Laura, and I'd like to welcome everyone to our 2015 first quarter results conference call. I'll be reviewing the financial results in detail and then Bob will provide color on our markets and what we are seeing in our customer base, and then I'll be back to give guidance for the second quarter.

First quarter 2015 end user net revenues were unchanged sequentially at $9.4 million or 92% of net revenues compared to 95% of net revenues in the fourth quarter of 2014. OEM net revenues were $793,000 or 8% of net revenues, up from $504,000 or 5% for the fourth quarter of 2014. Net revenues from markets outside of semiconductor tests were $1.8 million or 18% of net revenues compared with $3.4 million or 34% of net revenues in the fourth quarter.

The company's gross margin for the first quarter was $4.9 million or 48% as compared with $5.0 million or 51% in the fourth quarter. The decline in the gross margin was the result of an expected increase in our component material costs, which grew from 30.7% in the fourth quarter to 33.8% in the first quarter. In addition, our fixed manufacturing cost increased in absolute dollars of $80,000 or 6% sequentially to $1.5 million, while remaining fixed as a percentage of our net revenue at 15%.

The increase in our consolidated component material costs in the first quarter was driven by increases in our Mechanical and Thermal Products segments. Our Mechanical Products segments component material costs increased from 36.3% in Q4 to 44.9% in Q1, while our Thermal Products segment saw its component material costs grow slightly from 28.3% in Q4 to 28.5% in Q1. The increase in component material costs in both segments was driven by changes in product and customer mix. Our Electrical Products segments component material costs remain steady at 34.3% for both Q4 and Q1.

The increase in our fixed manufacturing cost in the first quarter were driven by increased facility costs due to snow removal cost associated with the harsh winter on the East Coast of U.S. and higher levels of real estate taxes. There were also increases in business insurance costs and benefit costs for operational staff.

Selling expense was $1.5 million for the first quarter compared to $1.4 million for the fourth quarter, an increase of $70,000 or 5% sequentially. The increase was due to higher levels of sales commission expense, resulting from the increased sales levels in the first quarter compared to the fourth quarter, partially offset by reductions in product warranty expenses in our Thermal Products segment and installation costs in our Mechanical Products segment.

Engineering and product development expense was $972,000 for Q1 compared to $876,000 for Q4, an increase of $66,000 or 8%. The increase was a result of higher levels of salary and benefits expense driven by the full quarter impact of the costs of additional staff added in our Mechanical and Electrical Product segments during the fourth quarter, as well as higher levels of spending on patent legal costs. These increases were partially offset by reduced product development costs in our Thermal and Electrical Products segments.

General and administrative expense for the first quarter was $1.8 million compared to $1.6 million for the fourth quarter, an increase of $257,000 or 17%. As noted in our earnings release, first quarter 2015 G&A expense included $320,000 of costs related to our due diligence efforts and transaction related costs associated with the potential acquisition. Adjusted for these non-recurring expenses, our general and administrative expense would have declined $63,000 or 4% sequentially due to reduced spending on professional fees, director fees, and corporate travel.

Our due diligence efforts on the potential acquisition are not yet complete, and certain criteria which will impact our final decision with regard to consummating this transaction will not likely be known until the target company's second quarter results are complete. While counsel has advised us that we are not able to comment further on the status of this potential acquisition opportunity at this time, I would like to update investors on our acquisition related efforts over the last year.

We retained an acquisition advisor at the beginning of the first quarter of 2014. And since that time we've considered approximately 50 different acquisition opportunities. The current potential acquisition is not the first opportunity we have proceeded with since retaining our acquisition advisor and during the second half of 2014 two other acquisition opportunities proceeded to the letter of intent stage; however, in both of those cases, we chose to not move forward after completing some due diligence.

The inTEST senior management team is very focused on identifying and reviewing acquisition opportunities that would create shareholder value, and we have a strong track record of the integrating businesses that expand either our market share or product offerings. We have been actively investing in growth adding five companies to our operations since 1998; a very successful track record of acquisitions that have broadened our growth opportunities.

Our goals for future acquisitions are that they be accretive within one quarter of acquisition, provide access to markets outside of the semiconductor market which create stronger revenue growth opportunities, and that they be complementary to our existing businesses. The acquisition process can use significant portions of our time and resources, and we will continue to look to leverage our considerable financial flexibility as suitable inorganic growth opportunities arise.

Now back to the Q1 financial results. Other expense was $11,000 for the quarter compared to $8,000 for the fourth quarter. We accrued income tax expense of $233,000 during the first quarter compared to $217,000 booked in the fourth quarter. Our effective tax rate was 35% in the first quarter compared to 19% in the fourth quarter. The lower effective tax rate in the fourth quarter was driven by two factors, the approval during the quarter of the U.S. R&D tax credit and our recording of the year-to-date impact of that credit, as well as recording a reduction in the valuation allowance we carried against our German deferred tax asset.

At March 31, 2015 our deferred tax assets were $1.4 million unchanged from the level at December 31, and our remaining net loss carry-forward at March 31 was $1.4 million for domestic states, primarily California, and $1.1 million for foreign related to our German operations.

First quarter net income was $438,000 or $.04 per diluted share compared with fourth quarter net income of $959,000 or $.09 per diluted share. Average shares outstanding were 10,484 at March 31. If one adds back the $320,000 of non-recurring costs associated with potential acquisition, net of related income tax expense, first quarter earnings per share are $.07 per diluted share.

Amortization and depreciation expense was $200,000 for the first quarter and EBITDA was $869,000 for the first quarter, down from $1.4 million in EBITDA for the fourth quarter. Consolidated headcount at the end of March, which includes temporary staff was 129, down one from the level we had at December 31.

I will now turn to the balance sheet. Cash and cash equivalents at the end of the first quarter were $22.5 million, down $641,000 from December 31 due to the payment of various accruals during the first quarter. We currently expect cash and cash equivalents to increase throughout 2015 excluding the impact of the closing of any acquisition.

Accounts receivable increased during the quarter by $1.4 million to $6.5 million at March 31. The increase was driven by increased shipments during the first quarter. Inventory increased slightly by $396,000 to $4.2 million at March 31. Capital expenditures during the first quarter were $179,000, down from $295,000 in the fourth quarter and primarily represented additions to lease the systems in our Thermal Products segment. Bob will provide consolidated and segment booking data later in the call and the backlog at the end of March was $5.0 million up from $3.8 million at the end of December.

I'll now turn the call over to Bob.

Robert Matthiessen:

OK, Hugh, thanks. Our operating results reinforce the soundness of our business model, which is centered on our core market and semiconductor ATE, complemented by expanded product offering for non-traditional electronics markets that require thermal testing. As Hugh noted, our Q1 results were quite solid with business driven by strong demand in quote activity in the semiconductor and defense/aerospace industries.

The first quarter bookings of $11.4 million increased 27% sequentially and 12% year-over-year. Both gross margin of 48% and revenues of $10.2 million exceeded company guidance and earnings per share of $.04 were at the high end of our guidance range marking inTEST's 22nd consecutive quarter of profitability.

Our Thermal Products segment is our largest most profitable and diversified division and is providing inTEST with growth opportunities in the future. Through the strategic diversification of our Thermal Products segment, we are creating new opportunities in industrial testing and broadening our end market penetration.

Our solutions are highly engineered and application-specific and often create or operate in extreme temperature environments. These thermal test systems are highly customizable and can be readily adapted not only to our traditional semiconductor market, but also to electronics test applications in various growth markets including automotive, consumer electronics, defense, aerospace, energy, industrial and telecommunications.

Thermal segment bookings for the first quarter were $6.4 million compared with fourth quarter 2014 bookings of $5.6 million. First quarter thermal segment revenues were $5.7 million compared with fourth quarter 2014 revenues of $6.2 million.

Thermal semi related bookings in North America were up 46 % sequentially and 16% year-over-year. This was the best quarter for semi bookings in the U.S. since Q4 2000, and was a result of significant orders from companies in the telecom and processor sectors within the semiconductor market in addition to numerous sales to others in the analog and mixed signal markets.

Non-semi related bookings were led by a significant order from a major defense contractor as their plans to expand the automated production lines continue. Other notable orders were received from a chemical company for a material test chamber and an automotive parts manufacturer for the destructive test of steering columns.

Our thermal bookings in Europe were a record quarter for the company and include an order for multiple Thermonics WindChill Air chillers for testing radar modules for automotive applications. Thermal bookings in Asia were essentially flat sequentially with the majority of bookings to semi related customers consistent with the last quarter. Japan and Korea were the two highest bookings regions which can be attributed to the strength in the semi market.

Turning to the Mechanical Products segment, the first quarter Mechanical Product bookings were $2.5 million and were broad based across several customers. This compares with the fourth quarter of 2014 mechanical product bookings of $1.9 million. Consistent with trends over the last several years, bookings slowed during the second half of Q4 2014, which meant that we started 2015 with a small backlog and as Q1 progressed the bookings improved. Mechanical sales were $2.4 million compared with $2.0 million in the fourth quarter.

We won new business with a domestic IDM for multiple test cells from their ETS 800 tester in which we were up against the tester manufacturer. And we continue to work on ways to lower our production costs particularly for the manipulator products.

Let me turn now to our Electrical segment. Similar to the trend we saw in our Mechanical Products segment, seasonably low bookings in the Electrical Products segment during the last half of Q4 2014 meant that we started 2015 with a small backlog. The bookings improved as the quarter progressed and we ended with Q1 bookings in revenue well above our initial projections.

Bookings for the first quarter were $2.5 million compared with $1.5 million in the fourth quarter. Q1 electrical revenues were $2.0 million compared with $1.7 million in the fourth quarter. I think it bears noting that the sales cycle in the Electrical division is a lengthy one, upwards to a year and a half. We are beginning to see the benefit of considerable effort and infrastructure we put into place over the past few years. Some of those products are shipping now, and we would expect to see continued improvements in electrical.

We exhibited three different probe towers at Semicon China in March. A major domestic IDM purchased about $160,000 of equipment for their new advanced engineering group and our inFLEX wafer probe interfaces for a major family of testers are selling well with first shipments into China.

Before I turn the call back over to Hugh, let me give you some perspective on the markets we serve. The semiconductor ATE industry has experienced significant transformations since its inception. Advancing device designs, new transistor architecture, new applications including the Internet of Things, devices, and 3D ICs among other developments in the semiconductor design and manufacturing continue to present new challenges and demands on semiconductor tests.

Over the last three decades inTEST has evolved in step, forging a new path and ensuring the foundation for the continued success of the company. By leveraging the strength of our semiconductor business we have steadily diversified inTEST. We endeavor to be a recognized authority on extreme temperature environments and provide highly engineered, application specific thermal solutions with timely delivery and superior quality and reliability.

In summary, we continue to advance our growth initiatives and delivered another strong quarter. We are growing inTEST on the base of our semiconductor business. Our technology-driven innovation will provide inTEST with significant growth opportunities in the future. We offer a comprehensive product portfolio capable of addressing growth markets in the semiconductor and non-semiconductor sectors, including automotive, consumer electronics, defense aerospace, energy, industrial, and telecommunications. Bolstered by the momentum and strength of our business, as well as adoption of our new products from a wide range of customers, we believe the conditions for our long-term success remain firmly in place and our future growth prospects are undiminished.

With that I'd like to turn the call back over to Hugh to provide you our guidance for the second quarter. Hugh?

Hugh Regan:

Thanks, Bob. In terms of our financial outlook, as noted in our earnings release, based upon the normal seasonality we see each year in our business, we expect that net revenues for the quarter ended June 30, 2015, will be in the range of $10.5 million to $11.5 million and net earnings will range from $.07 to $.10 per diluted share. We currently expect that our Q2 2015 product mix will be slightly less favorable than Q1 2015 and that the second quarter gross margin will range from 48% to 50%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Ladies and gentlemen, to ask an audio question at this time, please press star one on your push-button phone.

Your first question comes from the line of Srini Sundararajan with Summit.

Srini Sundararajan:

Thanks for taking the call. My question is.....

Hugh Regan:

Hi, Srini.

Srini Sundararajan:

Hi, Hugh. I just wanted to ask you how the second half of the year looks versus the first half of the year? Do you expect normal seasonality?

Hugh Regan:

All right, Srini, right now, as we've always told people, we see clear for about one quarter. So we've got clear visibility through basically the second quarter and a little bit into the third. So as we currently expect the year will progress as if we would expect it normally to, with the strong Q2 and Q3 performance.

Q1 was a little stronger this year for us, so we're optimistic that that means possibly a stronger year. We do recognize that a number of people have said that the semi and ATE sectors will be flat to slightly down, but that's driven as we understand and primarily by the SOC market and lack of demand there, which we serve a broader subset of semi. So we're optimistic that our results will be at least equal to or possibly exceed those of 2014. As Bob said in our last call, we expect the year to be up 3% to 5% year-over-year.

Srini Sundararajan:

And if you look at the - are your telecom revenues for calendar Q2, are they facing the same challenges at some of the bigger companies have faced? Or do you know not maybe see any effect?

Hugh Regan:

We've seen that sector has significantly reduced demand. Jim, I don't know whether you'd like to offer some thoughts on that, Jim Pelrin.

James Pelrin:

Yes, as you were saying, we have seen some of the demand go down. Many of the larger customers are currently reaching saturation, and they are building out additional facilities. So there has been some softness in that sector.

Srini Sundararajan:

OK. And the last question is which particular mega-trend that the Internet of Things or Big Data or Big Data centers, which particular mega trend are you banking on to help with your growth in the next few years. This is kind of a broad question, so please feel free to give....

Robert Matthiessen:

Well, that's a big question Srini. This is Bob. Yes, Big Data is a big deal, we understand that. In our searches for companies to partner with, we are certainly concentrating in that area. For instance we see in the future rapid growth in the SSD markets. Those are places that we haven't participated in the past and perhaps it would be a place to look. So Big Data is driving a lot of what's going on there and we are very aware of it.

Hugh Regan:

We also think the Internet of Things will also drive a lot of business.

Srini Sundararajan:

And in terms of the Internet of Things.... will most of the sensors undergo thermal testing especially if they are in hostile environments, would that be a tailwind for you guys?

Robert Matthiessen:

Absolutely, because the Internet of Things includes as you know products we haven't even thought of yet. It's virtually everything. And so, you can absolutely expect hostile environments for a lot of those things. And so not only will they have to be tested temperature wise, but probably mechanically in terms of shaking and humidity and that sort of thing. So we look forward to the Internet of Things expanding because it will definitely broaden our markets.

Srini Sundararajan:

All right. Thanks, Bob, thanks, Jim, and thanks, Hugh. Thank you very much.

Hugh Regan:

You're welcome, Srini.

Robert Matthiessen:

Thanks, Srini

Operator:

As a reminder, you may ask an audio question by pressing star and the number one on your push button phone.

At this time there are no further questions. I would now like to turn the call back over to Mr. Matthiessen for any closing remarks..

Robert Matthiessen:

Well, thank you and thank you for your interest in inTEST. We look forward to updating you on our progress when we report second quarter results, and we'll probably see many of you at Semicon West and the 7th Annual CEO Summit on July 15 in San Francisco. Thanks for tuning in and good evening.

[Non-material closing remarks omitted]

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